SUPPLEMENT TO PROXY STATEMENT
PROPOSAL 1 – ELECTION OF THE CLASS 1 DIRECTORS
PROPOSAL 2 – APPROVAL OF AMENDMENT TO THE 1998 STOCK OPTION PLAN

INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
9172 Eton Avenue
Chatsworth, California 91311

SUPPLEMENT TO PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held Thursday, June 12, 2003

To the Stockholders of INTERNATIONAL REMOTE IMAGING SYSTEMS, INC:

     International Remote Imaging Systems, Inc. (the “Company”) mailed its proxy statement for the 2003 Annual Meeting of Stockholders on April 18, 2003. I am writing to inform you of an important development and a correction concerning our solicitation of proxies for the 2003 Annual Meeting. This letter supplements and corrects the information in our proxy statement which is dated April 17, 2003.

PROPOSAL 1 – ELECTION OF THE CLASS 1 DIRECTORS

     After mailing the proxy statement, the Board of Directors received several requests to consider the appointment of an additional director as a stockholder representative. We understand and support the desire for greater stockholder representation on the Board. We also believe that it is important to retain the expertise and experience of our current directors. Accordingly, we accelerated plans to expand the number of directors and interviewed Mr. Richard H. Williams as a potential candidate. Mr. Williams is an experienced investor, is not affiliated with the Company and currently owns 98,000 shares of IRIS common stock (or less than 1% of the outstanding common stock), which does not include 120,000 shares owned by his wife and adult children to which he disclaims beneficial ownership.

     We plan to appoint Mr. Williams to the Board on June 12, 2003 immediately following the Annual Meeting of Stockholders assuming the re-election of the two nominees for the Class 1 Directors (Dr. Richard G Nadeau and Mr. Steven M. Besbeck). The stockholders requesting the appointment of a stockholder representative have indicated support for the appointment of Mr. Williams as well as the re-election of our nominees. Mr. Williams has indicated his willingness to serve on the Board of Directors if appointed.

     Mr. Williams, age 66, is currently retired as Chairman of Williams Resource Group, his own company specializing in financial evaluations, personal investment as well as consulting to emerging growth companies. In 1994 Mr. Williams became a director and helped structure, finance and take public InTime Systems International (Nasdaq), a software company selling human resource payroll products to Fortune 1000 companies. The company was sold to Aris Corporation in July 1998.

     From 1993 to 1998, Mr. Williams was Chairman and CEO of Restor Industries, Inc., a Nasdaq NMS listed company engaged in the telecommunications service area. Mr. Williams left in 1998, due to the Company taking a new strategic direction.

     Prior to Restor and InTime, Mr. Williams led a minority group of shareholders who took an interest in a $100 million fiber optic project along with Kansas City Southern Industries, the majority owner. Mr. Williams sold his group’s minority position to Kansas City Southern in 1987, and thereafter became an equity owner in Telcom Services Inc., acquiring 50% control and becoming Chairman and CEO responsible for winning a contract to build a fiber optic system in Taiwan ROC. In addition, Mr. Williams built a short haul digital microwave system from Chesterfield, Missouri to Kansas City with a large Canadian company as an equity partner. Mr. Williams sold his interest to the Canadian Partner and proceeded to then acquire Restor Industries.

     From 1980 to 1984 Mr. Williams was Chairman and CEO of an operating oil and gas company. Prior to becoming an entrepreneur in 1980, Mr. Williams was Vice President of a $100 million consumer products division of Pfizer, Inc. from 1971 to 1980.

     Mr. Williams holds a BS in Business and Finance from New York University.

PROPOSAL 2 – APPROVAL OF AMENDMENT TO THE 1998 STOCK OPTION PLAN

     The Proxy Statement contains a proposal seeking stockholder approval of a 1,000,000 share increase in our 1998 Stock Option Plan. We recently learned of an inadvertent error in the disclosure for this proposal on page 15 under the heading “Equity Compensation Plan Information.” While the footnote to the table clearly indicates that the 1997 Stock Option Plan was not submitted for stockholder approval as permitted by the rules of the American Stock Exchange, we accidentally included the shares from that plan in the aggregate figure for stockholder approved plans in the first row of the table. We set forth below a corrected version of this table.

     Equity Compensation Plan Information

     The following table gives information about our stock that may be issued under our existing equity compensation plans as of March 31, 2002, including our 1994 Stock Option Plan, the 1997 Option Plan and the 1998 Stock Option Plan.

	Equity Compensation Plan Information

			Number of
			Securities
			Remaining Available
			for Future Issuance
	Number of		Under Equity
	Securities to be		Compensation Plans
	Issued Upon	Weighted Average	(Excluding
	Exercise of	Exercise Price of	Securities
	Outstanding Options	Outstanding Options	Reflected in Column
Plan Category	and Rights (a)	and Rights (b)	(a))(c)

Equity compensation plans approved by security holders	2,256,902	$1.87	0
Equity compensation plans not approved by security holders(1)	704,274	$1.95	4,901

Total	2,961,176	$1.89	4,901

(1)	Consists of (i) options that are outstanding and shares available for future issuance under our 1997 Stock Option Plan and (ii) certain inducement grants issued to new employees. Neither the American Stock Exchange current listing standards nor federal law has required stockholder approval of the 1997 Stock Option Plan or the inducement grants, and accordingly neither has been submitted for approval by our stockholders. The material features of the 1997 Stock Option Plan and the inducement grants are described in the proxy statement.

     We appreciate your continued support and look forward to your participation at the Annual Meeting in person or by proxy.

Sincerely,

John A. O’Malley Chairman of the Board

May 16, 2003